Exhibit 3.3.3

AMENDMENT NO. 2 TO BY-LAWS OF

INOTEK PHARMACEUTICALS CORPORATION

dated August 15, 2005

Inotek Pharmaceuticals Corporation, a Delaware corporation (the “Corporation”), does hereby amend its By-Laws, dated July 15, 1999, as amended by that certain Amendment No. 1 to the By-Laws of the Corporation dated February 12, 2004 (the “By-Laws”), as follows:

1. Section 2 of Article I of the By-Laws, as amended, is hereby further amended by deleting such section in its entirety and replacing such section with the following:

“Section 2. Special Meetings. Unless otherwise required by the laws of the State of Delaware, (i) any two directors or (ii) any holder of at least twenty percent (20%) of the outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of the Corporation acting together as a single class shall have the right to call a special meeting of the Board of Directors or stockholders. Notwithstanding (i) and (ii) above, special meetings may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors authorized. Special meetings of the stockholders may be held at such place within or without the State of Delaware as may be stated in such resolution.”

2. Section 6 of Article II of the By-Laws is hereby amended by deleting such section in its entirety and replacing such section with the following:

“Section 6. Quorum. At any meeting of the Board of Directors, a majority of the total number of members of the Board of Directors, which such majority shall include at least two (2) directors elected by the holders of the Corporation’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock voting or consenting together as a single class, shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.”

3. All other aspects of the By-Laws shall remain unchanged and in full force and effect.

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The undersigned hereby certifies that the By-Laws are so modified and amended by the Board of Directors of the Corporation to reflect the changes enumerated herein, as of the date above first written.

INOTEK PHARMACEUTICALS CORPORATION

By:	/s/ Andrew Salzman, M.D.
Andrew Salzman, M.D.

Title:	President